Exhibit 99.1

3750 Torrey View Ct
San Diego, CA 92130
www.carefusion.com

FOR IMMEDIATE RELEASE
Contacts:

Media: Troy Kirkpatrick (858) 617-2361 troy.kirkpatrick@carefusion.com	Investors: Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com

CAREFUSION REPORTS FOURTH QUARTER AND FISCAL 2014 RESULTS

•	Fourth quarter revenue of $1.12 billion, up 24 percent; Fiscal 2014 revenue of $3.84 billion, up 8 percent.

•	Fourth quarter GAAP diluted earnings per share (EPS) from continuing operations increased 37 percent to $0.67, or up 44 percent to $0.79 on an adjusted basis.

•	Fiscal 2014 GAAP diluted EPS from continuing operations increased 13 percent to $1.96, or up 11 percent to $2.36 on an adjusted basis.

•	Company expects fiscal 2015 adjusted diluted EPS in the range of $2.60 to $2.75; Announces new $750 million share repurchase authorization.

SAN DIEGO, Aug. 7, 2014 - CareFusion Corp. (NYSE: CFN), a leading, global medical technology company, today reported results for the quarter and fiscal year ended June 30, 2014, provided guidance for fiscal 2015, its longer-term outlook through fiscal 2017 and announced a new $750 million share repurchase authorization.
“With every business growing in the fourth quarter, we had a very strong finish to the fiscal year and created good momentum for fiscal 2015,” said Kieran Gallahue, chairman and CEO. “Our solid organic revenue growth demonstrates the value our products bring to health care facilities and patients, even in times of increasing financial pressures for U.S. hospitals.
“Procedural Solutions provided strong results across all businesses in the fourth quarter and for the year, with the Vital Signs acquisition performing well. Medical Systems had a very robust quarter, led by record growth from Infusion and another quarter of record committed contracts from Dispensing.”

The company also announced its board of directors has approved a two-year, $750 million share repurchase program. The new program will be initiated when the company’s current $750 million repurchase authorization is completed. During fiscal 2014, the company purchased 14.6 million shares for approximately $577 million.
Fourth Quarter Results
The company reported revenue for the fourth quarter of fiscal 2014 of $1.12 billion, compared to $903 million in the fourth quarter of fiscal 2013, an increase of 24 percent on both a reported and constant currency basis. These results were driven by strong double-digit gains from both segments.
Operating income was $194 million, an increase of 14 percent compared to $170 million in the prior year period. Excluding nonrecurring items, adjusted operating income rose 20 percent to $227 million. For the quarter, adjusted operating income was 20.2 percent of revenue.
Operating expenses totaled $355 million, an increase of 20 percent over the prior year period, driven by acquisition integration costs and above average incentive compensation on large sales and contracting volumes. Excluding nonrecurring items, adjusted operating expenses increased 17 percent to $325 million.
Income from continuing operations increased 27 percent to $140 million, or $0.67 per diluted share. Adjusted income from continuing operations grew 36 percent from the prior year period to $164 million, or 44 percent to $0.79 per diluted share. The adjusted effective tax rate for the quarter was 20.1 percent.
Medical Systems
Fourth quarter revenue for the Medical Systems segment was $712 million, a 20 percent increase on both a reported and constant currency basis from the prior year period. The segment had a record quarter from its Infusion business, with top-line growth of 40 percent over prior year. The Dispensing and Respiratory businesses also had strong revenue growth of 7 percent and 6 percent, respectively.
Segment profit for the quarter increased 18 percent over the prior year period to $146 million, and adjusted segment profit grew 16 percent to $158 million, led by Infusion’s record quarter and increased installations from Dispensing.
Procedural Solutions
The Procedural Solutions segment grew fourth quarter revenue to $410 million, a 32 percent increase from the prior year period. The increase was primarily driven from contributions from the Vital Signs and Sendal acquisitions, as well as continued growth from its clinically differentiated products in specialty disposables, PleurX® drainage products and the ChloraPrep® and MaxPlus® brands within its Infection Prevention business line.
Segment profit increased 4 percent from the prior year period to $48 million, and adjusted segment profit increased 30 percent to $69 million from organic growth across all product lines and strong performance from the Vital Signs and Sendal acquisitions.

Fiscal Year 2014 ResultsRevenue for fiscal 2014 was $3.84 billion, an 8 percent increase on both a reported and constant currency basis. Operating income was up slightly to $621 million, from $619 million in fiscal 2013. Excluding nonrecurring items, adjusted operating income rose 1 percent to $746 million. Operating income as a percent of revenue finished fiscal 2014 at 16.2 percent, or 19.4 percent on an adjusted basis.
Income from continuing operations increased 7 percent to $417 million, or $1.96 per diluted share, for fiscal 2014. Adjusted income from continuing operations increased 6 percent from the prior year to $503 million, or 11 percent on a per diluted share basis to $2.36.
Operating expenses for fiscal 2014 totaled $1.29 billion on a reported basis and $1.18 billion on an adjusted basis. The increase in operating expenses for the year was primarily a result of the acquisitions of Vital Signs, a manufacturer of single-patient-use consumables for respiratory and anesthesia and Sendal, an infusion specialty disposable manufacturer in Spain, and increased incentive compensation.
Medical Systems segment revenue for fiscal 2014 increased 3 percent to $2.39 billion, led by Infusion and strong Dispensing installations during the fourth quarter. Segment profit declined 8 percent from the prior year to $433 million, a decrease of 6 percent to $490 million on an adjusted basis, driven by longer than expected installation cycles in the Dispensing business during the first half of the year and product revenue mix negatively affecting segment margins.
Within the Procedural Solutions segment, revenue increased 19 percent from the prior year to $1.45 billion. The increase was driven by growth across all business lines and its clinically differentiated products and contributions from the Vital Signs acquisition. Segment profit declined 1 percent to $188 million from the prior year and increased 17 percent to $256 million on an adjusted basis.
Recent Highlights
Additional fourth quarter and recent highlights included:

•	Continued momentum of the Pyxis® ES platform, with 195 live sites (25 outside the U.S.) and comprising more than half of Dispensing committed contracts for fiscal 2014.

•	Alaris® Syringe module and Alaris® PCA module being named Category Leaders by KLAS, an independent research company.

•	The introduction of three new products in our Infection Prevention business line, including ChloraPrep® 1mL applicator, ChloraShield® IV dressing and MaxZero™ needleless connector.

•	Completion of a $1 billion bond offering to refinance existing debt and for general corporate purposes.

•	Electing Supratim Bose, executive vice president and president, Asia-Pacific, Middle East and Africa for Boston Scientific Corporation to the company’s board of directors.

•
The commercial launch of a new micro-laparoscopic line of surgical instruments, eliminating the need to close the incision site with sutures in some procedures and resulting in a virtually scar-less procedure.

•	The CareFusion Foundation announcing $500,000 in grants to U.S. hospitals for programs that develop and share best practices in improving medication safety and efficiency.

Outlook for Fiscal 2015 through Fiscal 2017
For the fiscal year ending June 30, 2015, CareFusion expects revenue to grow 5 to 7 percent on a constant currency basis compared to fiscal 2014 revenue of $3.84 billion. Adjusted diluted earnings per share from continuing operations are expected to be in the range of $2.60 to $2.75. The guidance is based on an assumed diluted weighted average outstanding share count of approximately 202 to 204 million, which includes the impact of expected share repurchases during fiscal 2015.
CareFusion also provided its three-year outlook through fiscal 2017, with expectations for mid-single-digit revenue growth, adjusted operating margins greater than 23 percent and a compound annual growth rate for adjusted diluted earnings per share from continuing operations of 10 percent to 12 percent. The company also expects to invest at least 50 percent of its free cash flow through tuck-in acquisitions and share repurchases over this period.
Conference Call
CareFusion will host a conference call today at 2 p.m. PDT (5 p.m. EDT) to discuss the results for the quarter and year, ended June 30, 2014, as well as provide guidance for future periods. To access the call, visit the Investors page at www.carefusion.com. Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.
Investors and other interested parties may also access the call by dialing 800.706.7741 within the U.S. or 617.614.3471 from outside the U.S. and using the access code 76419223. A replay of the conference call will be available from 6 p.m. PDT (9 p.m. EDT) on Aug. 7 through 11:59 p.m. PDT on Aug. 14 and can be accessed by dialing 888.286.8010 in the U.S. or 617.801.6888 from outside the U.S. and using the access code 38023772.
About CareFusion Corporation
CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops industry-leading technologies including Alaris® infusion pumps and IV sets, MaxPlus® and MaxZero™ IV connectors and sets, Pyxis® automated dispensing and patient identification systems, AVEA®, LTV® series and AirLife® ventilation and respiratory products, ChloraPrep® products, MedMined® services for data mining surveillance, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs approximately 16,000 people across its global operations. More information may be found at www.carefusion.com.

# # #

Use of Non-GAAP Financial Measures
This CareFusion news release and the information contained herein present non-GAAP financial measures that exclude certain amounts, as follows: “adjusted segment profit,” which excludes amortization of acquired intangibles, as well as nonrecurring restructuring and acquisition integration charges; “adjusted operating expenses,” “adjusted operating income” and “adjusted operating margin,” which exclude the impact of the reserve for the expected government settlement and amortization of acquired intangibles, as well as nonrecurring restructuring and acquisition integration charges; and “adjusted income from continuing operations,” “adjusted diluted earnings per share from continuing operations” and “adjusted effective tax rate,” which exclude the impact of the reserve for the expected government settlement and amortization of acquired intangibles, as well as nonrecurring restructuring and acquisition integration charges and nonrecurring tax items. In addition, commencing with the quarter ended December 31, 2013, the company began excluding from its adjusted results inventory valuation step-up charges from acquisitions. The most directly comparable GAAP financial measures for these non-GAAP financial measures are segment profit, operating expenses, operating income, operating margin, income from continuing operations, diluted earnings per share from continuing operations and effective tax rate. The company has included below unaudited adjusted financial information for the quarters and year ended June 30, 2014 and 2013, which includes a reconciliation of GAAP to non-GAAP financial measures.
The company’s management uses these non-GAAP financial measures to evaluate the company’s performance and provides them to investors as a supplement to the company’s reported results, as they believe this information provides additional insight into the company’s operating performance by disregarding certain nonrecurring items. These non-GAAP financial measures should not be considered in isolation, as a substitute for, or as superior to, financial measures calculated in accordance with GAAP, and the company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. While the types of items and charges excluded from the company’s non-GAAP financial measures may occur in the future, the company’s management believes that they are not reflective of the day-to-day offering of its products and services and relate more to strategic, multi-year corporate actions, without predictable trends, or discrete and unusual or infrequent transactions that are not indicative of future operations or business trends.
Cautions Concerning Forward-looking Statements
The CareFusion news release and the information contained herein present forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. CareFusion intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results to differ materially from those projected, anticipated or implied by the forward-looking statements. The most significant of these uncertainties are described in CareFusion’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: we may be unable to effectively enhance our existing products or introduce and market new products or may fail to keep pace with advances in technology; we are subject to complex and costly regulation; cost containment efforts of our customers, purchasing groups, third-party payers and governmental organizations could adversely affect our sales and profitability; challenging economic conditions have and may continue to adversely affect our business, results of operations and financial condition; we may be unable to realize any benefit from our cost reduction and restructuring efforts and our profitability may be hurt or our business otherwise might be adversely affected; we may be unable to protect our intellectual property rights or may infringe on the intellectual property rights of others; defects or failures associated with our products and/or our quality system could lead to the filing of adverse event reports, product recalls or safety alerts with associated negative publicity and could subject us to regulatory actions; and we are currently operating under an amended consent decree with the FDA and our failure to comply with the requirements of the amended consent decree may have an adverse effect on our business. The CareFusion news release and the information contained herein reflect management’s views as of August 7, 2014. Except to the limited extent required by applicable law, CareFusion undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
###

CAREFUSION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Quarters Ended June 30,		Fiscal Year Ended June 30,
(in millions, except per share amounts)	2014	2013	2014	2013
Revenue	$1,122	$903	$3,842	$3,550
Cost of Products Sold	575	436	1,934	1,700
Gross Profit	547	467	1,908	1,850
Selling, General and Administrative Expenses	298	243	1,061	980
Research and Development Expenses	48	50	190	192
Restructuring and Acquisition Integration Charges	13	4	43	18
Gain on Sale of Assets	(4)	—	(4)	—
Reserve for Expected Government Settlement	—	—	—	41
Share of Net (Earnings) Loss of Equity Method Investee	(2)	—	(3)	—
Operating Income	194	170	621	619
Interest Expense and Other, Net	21	21	89	76
Income Before Income Tax	173	149	532	543
Provision for Income Tax	33	39	115	154
Income from Continuing Operations	140	110	417	389
Loss from Discontinued Operations, Net of Tax	—	(1)	—	(4)
Net Income	$140	$109	$417	$385
Per Share Amounts:[1]
Basic Earnings (Loss) per Common Share:
Continuing Operations	$0.68	$0.50	$1.99	1.76
Discontinued Operations	$—	$(0.01)	$—	(0.02)
Basic Earnings per Common Share	$0.68	$0.50	$1.99	1.74
Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.67	$0.49	$1.96	1.74
Discontinued Operations	$—	$(0.01)	$—	(0.02)
Diluted Earnings per Common Share	$0.67	$0.49	$1.96	1.72
Weighted-Average Number of Common Shares Outstanding:
Basic	206.4	217.8	209.7	221.2
Diluted	209.6	221.2	212.9	224.0
Adjusted Financial Measures:[2]
Gross Profit	$550	$467	$1,921	$1,850
Gross Margin[3]	49.0%	51.7%	50.0%	52.1%
Operating Expenses	$325	$278	$1,178	$1,111
Operating Income	$227	$189	$746	$739
Operating Margin[3]	20.2%	20.9%	19.4%	20.8%
Income from Continuing Operations	$164	$121	$503	$475
Diluted EPS from Continuing Operations[1]	$0.79	$0.55	$2.36	$2.12
Effective Tax Rate	20.1%	27.3%	23.3%	28.5%

____________
[1] Earnings per share calculations are performed separately for each component presented. Therefore, the sum of the per share components from the table may not equal the per share amounts presented. Due to rounding, numbers presented throughout this and other documents may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

[2] Adjusted financial measures are non-GAAP measures that exclude amortization of acquired intangibles, as well as certain nonrecurring items, as discussed above under Use of Non-GAAP Financial Measures. Commencing with the quarter ended December 31, 2013, the company began excluding from its adjusted results inventory valuation step-up charges from acquisitions. For the fiscal year ended June 30, 2013, adjusted financial measures also exclude $41 million related to the reserve for the expected government settlement, which we paid in January 2014. For the quarter and fiscal year ended June 30, 2014, charges include a $4 million gain associated with the sale of assets in connection with restructuring activities. Financial information for historical periods has not been revised to reflect the exclusion of such inventory step-up charges, as the amounts were immaterial.  Additional information regarding inventory valuation step-up charges from acquisitions and a reconciliation of the adjusted financial measures to comparable GAAP measures can be found in the Reconciliation of Non-GAAP Financial Measures included in the pages that follow.

[3] Adjusted gross margin and adjusted operating margin reflect adjusted gross profit and adjusted operating income, in each case divided by revenue. The Reconciliation of Non-GAAP Financial Measures included in the pages that follow present a reconciliation of adjusted gross profit and adjusted operating income from which adjusted gross margin and adjusted operating margin are derived.

CAREFUSION CORPORATION
SEGMENT AND SELECT BUSINESS LINE REVENUES
(UNAUDITED)

	Quarters Ended June 30,		Percent	Fiscal Year Ended June 30,		Percent
(in millions)	2014	2013	Change	2014	2013	Change
Medical Systems
Dispensing Technologies	$274	$255	7%	$954	$993	(4)%
Infusion Systems	333	238	40%	1,037	916	13%
Respiratory Technologies	99	93	6%	377	393	(4)%
Other	6	6	—%	26	27	(4)%
Total Medical Systems	$712	$592	20%	$2,394	$2,329	3%
Procedural Solutions
Infection Prevention	$171	$148	16%	$656	$594	10%
Medical Specialties	95	90	6%	364	344	6%
Specialty Disposables	144	73	97%	428	283	51%
Total Procedural Solutions	$410	$311	32%	$1,448	$1,221	19%
Total CareFusion	$1,122	$903	24%	$3,842	$3,550	8%

CAREFUSION CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Financial Data:
	Segment Profit
(in millions, except per share amounts)	Medical Systems	Procedural Solutions	Gross Profit	SG&A Expenses	Operating Expenses[5]	Operating Income[6]	Income from Continuing Operations[7]	Diluted EPS from Continuing Operations[8]
Quarter Ended June 30, 2014
GAAP	$146	$48	$547	$298	$355	$194	$140	$0.67
Restructuring and Acquisition Integration[1]	2	7	—	—	(9)	9	8	0.04
Amortization of Acquired Intangibles[2]	10	11	—	(21)	(21)	21	14	0.07
Step-up of Acquired Inventory[3]	—	3	3	—	—	3	2	0.01
Adjusted	$158	$69	$550	$277	$325	$227	$164	$0.79
Fiscal Year Ended June 30, 2014
GAAP	$433	$188	$1,908	$1,061	$1,290	$621	$417	$1.96
Restructuring and Acquisition Integration[1]	19	20	—	—	(39)	39	30	0.14
Amortization of Acquired Intangibles[2]	38	35	—	(73)	(73)	73	48	0.23
Step-up of Acquired Inventory[3]	—	13	13	—	—	13	8	0.04
Adjusted	$490	$256	$1,921	$988	$1,178	$746	$503	$2.36
Quarter Ended June 30, 2013
GAAP	$124	$46	$467	$243	$297	$170	$110	$0.49
Restructuring and Acquisition Integration[1]	3	1	—	—	(4)	4	3	0.01
Amortization of Acquired Intangibles[2]	9	6	—	(15)	(15)	15	8	0.04
Adjusted	$136	$53	$467	$228	$278	$189	$121	$0.55
Fiscal Year Ended June 30, 2013
GAAP	$471	$189	$1,850	$980	$1,231	$619	$389	$1.74
Restructuring and Acquisition Integration[1]	13	5	—	—	(18)	18	14	0.06
Amortization of Acquired Intangibles[2]	37	24	—	(61)	(61)	61	39	0.17
Reserve for Expected Government Settlement[4]	—	—	—	—	(41)	41	33	0.15
Adjusted	$521	$218	$1,850	$919	$1,111	$739	$475	$2.12
____________
[1] Restructuring and acquisition integration charges primarily relate to nonrecurring expenses associated with rationalizing headcount and aligning operations. For the quarter and fiscal year ended June 30, 2014, charges include a $4 million gain associated with the sale of assets in connection with restructuring activities.

[2] Amortization of acquired intangibles relate to the non-cash expenses associated with amortization of identifiable intangible assets of acquired businesses.

[3] Step-up of acquired inventory relates to the non-cash expenses associated with inventory valuation step-up charges from acquisitions. In connection with acquisition transactions, the company acquires inventory that is recorded at fair value at the time of the acquisition. As the fair value of acquired finished goods inventory is recorded at the anticipated customer sales price less cost to sell, which is generally higher than the historical carrying value, the company must record a charge equal to the difference between the fair value and historical carrying value as the underlying product is sold.  The company began excluding from its adjusted results inventory valuation step-up charges from acquisitions during the quarter ended December 31, 2013, as the company does not believe such non-cash charges are reflective of ongoing operating results. Financial information for historical periods has not been revised to reflect the exclusion of such inventory step-up charges, as the amounts were immaterial.

[4] Reserve for expected government settlement relates to the $41 million charge recorded in connection with the agreement in principle publicly disclosed on April 25, 2013, related to prior sales and marketing practices for its ChloraPrep® skin preparation product and its relationships with healthcare professionals. In January 2014, we entered into a final settlement agreement with the government, and we paid the settlement. These amounts have not been allocated to segment results.

[5] Operating expenses consist of selling, general and administrative, research and development, restructuring and acquisition integration expenses, and the reserve for expected government settlement. For the quarter and fiscal year ended June 30, 2014, charges include a $4 million gain associated with the sale of assets in connection with restructuring activities.

[6] Operating income includes CareFusion's share of net earnings/loss from equity method investee.

[7] Income from continuing operations is presented net of tax effect. Additional information about nonrecurring tax items related to nonrecurring expenses and the impact on the effective tax rate is included in the Reconciliation of the Adjusted Effective Tax Rate on the following page.

[8] Earnings per share calculations are performed separately for each component presented. Therefore, the sum of the per share components from the table may not equal the per share amounts presented. Due to rounding, numbers presented throughout this and other documents may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

CAREFUSION CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Effective Tax Rate:
(in millions)	GAAP	Nonrecurring Items[1,2]	Inventory Step-Up3	Amortization of Acquired Intangibles[4]	Adjusted[5]
Quarter Ended June 30, 2014
Income Before Income Tax	$173	$9	$3	$21	$206
Provision for Income Tax	$33	$1	$1	$7	$42
Effective Tax Rate[6]	19.0%	18.1%	34.9%	34.2%	20.1%
Fiscal Year Ended June 30, 2014
Income Before Income Tax	$532	$39	$13	$73	$657
Provision for Income Tax	$115	$9	$5	$25	$154
Effective Tax Rate[6]	21.6%	23.4%	35.7%	34.5%	23.3%
Quarter Ended June 30, 2013
Income Before Income Tax	$149	$4	$—	$15	$168
Provision for Income Tax	$39	$1	$—	$7	$47
Effective Tax Rate[6]	26.2%	22.0%	—%	34.2%	27.3%
Fiscal Year Ended June 30, 2013
Income Before Income Tax	$543	$59	$—	$61	$663
Provision for Income Tax	$154	$12	$—	$22	$188
Effective Tax Rate[6]	28.3%	22.0%	—%	34.2%	28.5%

Adjusted EPS Outlook for Fiscal Year Ending June 30, 2015:

GAAP Diluted Earnings per Common Share from Continuing Operations					$2.15 - $2.30
Estimated charges for nonrecurring items related to restructuring and acquisition integration, net of tax (mid-point of an estimated range of $0.19 to $0.23 per diluted share)					$0.21
Estimated charges for inventory step-up from acquisitions					$0.01
Estimated acquisition-related intangible amortization, net of tax					$0.23
Adjusted Diluted Earnings per Common Share from Continuing Operations					$2.60 - $2.75
____________
[1] Reflects nonrecurring charges primarily related to nonrecurring restructuring and acquisition integration charges, and nonrecurring income tax items. For the quarter and fiscal year ended June 30, 2014, nonrecurring items also include amounts related to the gain on sale of assets in connection with restructuring activities. For the fiscal year ended June 30, 2013, nonrecurring items also include amounts related to the reserve for expected government settlement.

[2] Reserve for expected government settlement relates to the $41 million charge recorded in connection with the agreement in principle publicly disclosed on April 25, 2013, related to prior sales and marketing practices for its ChloraPrep® skin preparation product and its relationships with healthcare professionals. In January 2014, we entered into a final settlement agreement with the government, and we paid the settlement.

[3] Step-up of acquired inventory relates to the non-cash expenses associated with inventory step-up charges from acquisitions. The company began excluding inventory valuation step-up charges from acquisitions during the quarter ended December 31, 2013. Financial information for historical periods has not been revised to reflect the exclusion of such inventory step-up charges, as the amounts were immaterial.

[4] Amortization of acquired intangibles relate to the non-cash expenses associated with amortization of identifiable intangible assets of acquired businesses.

[5] Adjusted financial information reflects GAAP results adjusted on a non-GAAP basis to exclude nonrecurring items, amortization of acquired intangibles, inventory valuation step-up charges, and nonrecurring income tax items noted above.

[6] Effective tax rate calculations are performed based on whole dollar amounts, and therefore may not equal the calculations based on amounts rounded in millions presented in the table above.

CAREFUSION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except per share data)	June 30, 2014	June 30, 2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$2,303	$1,798
Trade Receivables, Net	574	429
Current Portion of Net Investment in Sales-Type Leases	290	351
Inventories, Net	441	384
Prepaid Expenses	29	30
Other Current Assets	84	141
Total Current Assets	3,721	3,133
Property and Equipment, Net	448	409
Net Investment in Sales-Type Leases, Less Current Portion	970	1,001
Goodwill	3,311	3,081
Intangible Assets, Net	1,016	793
Investments in Unconsolidated Entities	99	—
Other Assets	90	136
Total Assets	$9,655	$8,553
LIABILITIES AND EQUITY
Current Liabilities:
Current Portion of Long-Term Obligations and Other Short-Term Borrowings	$454	$2
Accounts Payable	206	147
Deferred Revenue	95	51
Accrued Compensation and Benefits	194	150
Other Accrued Liabilities	246	242
Total Current Liabilities	1,195	592
Long-Term Obligations, Less Current Portion	1,990	1,444
Deferred Income Taxes	607	638
Other Liabilities	473	493
Total Liabilities	4,265	3,167
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock (50.0 Authorized Shares; $.01 Par Value) Issued – None	—	—
Common Stock (1,200.0 Authorized Shares; $.01 Par Value) Issued – 234.5 and 229.4 shares at June 30, 2014 and June 30, 2013, respectively	2	2
Treasury Stock, at cost, 30.1 and 15.5 shares at June 30, 2014 and June 30, 2013, respectively	(1,082)	(505)
Additional Paid-In Capital	5,048	4,886
Retained Earnings	1,465	1,048
Accumulated Other Comprehensive Loss	(43)	(45)
Total Stockholders’ Equity	5,390	5,386
Total Liabilities and Stockholders’ Equity	$9,655	$8,553

CAREFUSION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Fiscal Year Ended June 30,
(in millions)	2014	2013	2012
Cash and Cash Equivalents at July 1, Attributable to Continuing Operations	$1,798	$1,648	$1,370
Cash and Cash Equivalents at July 1, Attributable to Discontinued Operations	$—	$(1)	$1
Cash Flows from Operating Activities:
Net Income	417	385	293
Loss from Discontinued Operations, Net of Tax	—	(4)	(68)
Income from Continuing Operations	417	389	361
Adjustments to Reconcile Income from Continuing Operations to Net Cash Provided by Operating Activities:
Depreciation and Amortization	200	184	198
Share-Based Compensation Expense	58	53	51
Deferred Income Taxes	(73)	13	18
(Gain) Loss on the Sale of Assets	(4)	—	2
Other Non-Cash Items	25	28	30
Share of Net (Earnings) Loss of Equity Method Investee	(3)	—	—
Change in Operating Assets and Liabilities, Net of Effects from Acquisitions:
Trade Receivables	(116)	10	90
Inventories	(16)	(1)	(25)
Net Investment in Sales-Type Leases	92	1	(32)
Accounts Payable	43	(33)	(25)
Other Accrued Liabilities and Operating Items, Net	62	(31)	(20)
Net Cash Provided by Operating Activities – Continuing Operations	685	613	648
Net Cash (Used in)/Provided by Operating Activities – Discontinued Operations	—	1	6
Net Cash Provided by Operating Activities	685	614	654
Cash Flows from Investing Activities:
Cash Paid for Acquisitions, Net of Cash Received	(519)	(66)	(188)
Cash Paid for Investments in Unconsolidated Entities	(108)	—	—
Net Proceeds from Divestitures	—	—	59
Additions to Property and Equipment	(93)	(84)	(100)
Additions to Intangible Assets	(3)	(21)	(9)
Proceeds from Sale of Property, Plant, and Equipment	5	—	—
Net Cash Used in Investing Activities – Continuing Operations	(718)	(171)	(238)
Net Cash Used in Investing Activities — Discontinued Operations	—	—	(1)
Net Cash Used in Investing Activities	(718)	(171)	(239)
Cash Flows from Financing Activities:
Proceeds from Issuance of Debt	990	298	—
Repayment of Long-Term Obligations	(6)	(251)	(1)
Debt Issuance Costs	(3)	(1)	(2)
Share Repurchase Programs	(569)	(400)	(100)
Net Cash Transfer from Discontinued Operations	—	—	10
Proceeds from Stock Option Exercises	115	67	14
Other Financing Activities	(5)	(12)	(20)
Net Cash Provided by/(Used in) Financing Activities — Continuing Operations	522	(299)	(99)
Net Cash Used in Financing Activities — Discontinued Operations	—	—	(10)
Net Cash Used in Financing Activities	522	(299)	(109)
Effect of Exchange Rate Changes on Cash — Continuing Operations	16	7	(33)

Effect of Exchange Rate Changes on Cash — Discontinued Operations	—	—	3
Net Effect of Exchange Rate Changes on Cash	16	7	(30)
Net (Decrease) Increase in Cash and Cash Equivalents – Continuing Operations	505	150	278
Net Increase/(Decrease) in Cash and Equivalents — Discontinued Operations	—	1	(2)
Cash and Equivalents at June 30, attributable to Continuing Operations	$2,303	$1,798	$1,648
Cash and Equivalents at June 30, attributable to Discontinued Operations	$—	$—	$(1)

Non-Cash Investing and Financing Activities
Asset Acquired by Entering into Capital Lease	$4	$—	$—
Share Repurchase Program Transactions Pending Payment	$8	$—	$—
Supplemental Information:
Cash Payments for:
Interest	$78	$73	$78
Income Taxes	$143	$192	$69